Exhibit 99.1

News release

For Media	For Investors

Aaron Bedy	Denise Stone
Global Communications	Investor Relations
404-538-5289	973-214-9953
aaron.bedy@bearingpoint.com	denise.stone@bearingpoint.com

For immediate release
BearingPoint Reports First-Quarter Financial Results
Company Reports Increased Bookings and First Operating Profit in Seven Quarters; Significant Improvements in SG&A Expense
McLean, Va. – May 12, 2008 – BearingPoint (NYSE: BE), one of the world’s largest management and technology consulting firms, today announced its first-quarter financial results for the period ending March 31, 2008.
Ed Harbach, BearingPoint’s chief executive officer, said, “BearingPoint’s first quarter results for 2008 are meaningful in a number of important ways. We posted an operating profit for the first time in seven quarters, we made significant improvements in our selling, general and administrative expenses and posted the smallest net loss in nearly two years.
“With increases in other critical metrics like utilization and bookings, which increased year-over-year for the first time in five quarters, BearingPoint has made notable strides in its effort to turn the corner financially, underscoring that our efforts to increase operational profitability are working,” Harbach continued. “Further, net revenue remained flat, signaling our ability to maintain our revenue base even as we streamline our business and tightening our focus in targeted areas.
“We remain committed to focusing on delivering differentiated solutions in target markets where we can win and be profitable, motivating and developing our world-class employee base, improving our operational excellence and managing costs,” continued Harbach. “We believe these efforts will lead to continued long-term improvement in our financial condition and overall growth.”
First-Quarter 2008 Financial Results
•	Gross revenue was $830 million in the first quarter compared to $866.3 million in the first quarter of 2007, a decrease of 4.2 percent.

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•	Net revenue (gross revenue less other direct contract expenses) was $671.7 million in the first quarter compared to $670.4 million in the first quarter of 2007, an increase of ..2 percent.

•	Gross profit was $152.7 million in the first quarter compared to $132.1 million in the first quarter of 2007, resulting in a gross margin (gross profit as a percentage of revenue) of 18.4 percent in the first quarter, compared to 15.2 percent in the first quarter of 2007.

•	Selling, general and administrative (SG&A) expense was $142.7 million in the first quarter, a $34.5 million and 19.5 percent decrease from $177.2 million in the first quarter of 2007. This improvement was primarily due to lower costs related to the closing of the Company’s financial statements and internal control remediation.

•	Operating income increased by 122.1 percent to $10.0 million in the first quarter compared to an operating loss of $45.2 million in the first quarter of 2007, marking the first operating profit in seven quarters.

•	Net loss in the first quarter was the lowest it has been in seven quarters at $23.2 million compared to a loss of $61.7 million in the first quarter of 2007. Loss per share basic and diluted was $0.10 in the first quarter compared to $0.29 in the first quarter of 2007.

•	Cash balance was $413.4 million on March 31, 2008 compared to $248.8 million on March 31, 2007.

•	In the first quarter of 2008, BearingPoint won business with the following customers: the Korea East West Power Company, Dyno Nobel Canada, Total SA, The U.S. Navy Program Executive Office for Enterprise Information Systems, The Department of Homeland Security, the U.S. Army Medical Research and Materiel Command, the City of Toronto, the City University of New York, Toyota Tsusho, a large Japanese trading company, and IHI Corporation, a diversified manufacturing company.
First Quarter 2008 Metrics
•	Bookings were $745.4 million compared to $709.5 million in the first quarter of 2007, an increase of 5.1 percent year-over-year.

•	DSO was 85 days at March 31, 2008 compared to 91 days at March 31, 2007.

•	Utilization was 77.8 percent compared to 76.6 percent for the first quarter of 2007, an increase of 120 basis points.

•	Billable headcount was approximately 13,800 compared to approximately 15,200 for the first quarter of 2007.

•	Voluntary attrition was 26.3 percent compared to 23.7 percent for the first quarter of 2007.

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“Our bookings for the first quarter were amongst the highest they’ve been in seven quarters and we have reduced DSOs each and every quarter on a year-over-year basis, for the past 12 quarters. Continuing these improvements is critical to our ability to generate positive free cash flow,” said Harbach.
2008 Business Outlook
BearingPoint revised its estimates for 2008 indicating that its results for the year would likely include:
•	Flat net revenue growth

•	SG&A expense in the range of $580 to $585 million

•	Net loss of approximately $70 million

•	Year-end cash and cash equivalents in the vicinity of $500 million

•	Free-cash flow of approximately $30 million
“We have made a great deal of progress in re-focusing our North American Commercial Services and Financial Services practices but, frankly, more work is needed if we are to be able to meet and exceed today’s revised estimates,” said Harbach. “We are working tirelessly in our efforts to accelerate our business turnaround, but our 2008 results will depend, in large part, on how quickly we can complete that turnaround as well as on the continued success of our Public Service practice. Like many global companies, currency fluctuations and global economic and business conditions will continue to play a significant role in our ultimate results for the year.”
BearingPoint also noted that it is currently considering certain actions with respect to outstanding Performance Share Units previously granted to its employees. BearingPoint indicated that, if such actions are taken, the Company could incur significant additional non-cash, stock compensation expense in 2008 that is not currently reflected in the revised outlook it has provided.
Segment and Region Results (in thousands)

	Three Months Ended March 31
	2008		2007
		Operating		Operating
	Revenue	Income (Loss)	Revenue	Income (Loss)
Public Services	$340,098	$67,956	$361,693	$64,960
Commercial Services	112,431	14,077	136,282	20,827
Financial Services	49,384	1,223	72,205	3,898
EMEA	210,634	34,717	188,805	36,029
Asia Pacific	89,266	21,831	83,155	11,541
Latin America	27,692	3,708	22,266	(4,255)
Corporate/Other	515	(133,522)	1,846	(178,184)

Total	$830,020	$9,990	$866,252	$(45,184)

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Conference Call
BearingPoint will host a teleconference call and an audio cast beginning at 5 p.m. E.T. on Monday, May 12. To listen via telephone, please dial 1 (800) 399-6696 [+1 (706) 679-7614 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The audio cast will be available on the Investor Relations section of the BearingPoint Web site at www.bearingpoint.com.
Approximately two hours after the end of the meeting, a replay will be available online at www.bearingpoint.com and via telephone by dialing +1 (800) 642-1687 [+1 (706) 645-9291 outside the United States, Puerto Rico and Canada] and entering conference code 42664440 from 7 p.m. E.T. on May 12 through 11:59 p.m. E.T. on May 26.
About BearingPoint, Inc.
BearingPoint, Inc. (NYSE: BE) is one of the world’s largest providers of management and technology consulting services to Global 2000 companies and government organizations in 60 countries worldwide. Based in McLean, Va., the firm has approximately 16,000 employees focusing on the Public Services, Commercial Services and Financial Services industries. BearingPoint professionals have built a reputation for knowing what it takes to help clients achieve their goals, and working closely with them to get the job done. Our service offerings are designed to help our clients generate revenue, increase cost-effectiveness, manage regulatory compliance, integrate information and transition to “next-generation” technology. For more information, visit the Company’s Web site at www.BearingPoint.com.
Forward-Looking Statements
This release contains forward-looking statements. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “continue,” “expects,” “intends,” “plans,” “believes,” “in the Company’s view” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and, as such, are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and could materially and adversely affect the Company’s financial condition and results of operations. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
The Company’s operations, financial condition and outlook are subject to various risks. For information regarding these risks, please refer to the risk factors included in Item 1A, “Risk Factors” to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and in its quarterly reports on Form 10-Q for its 2008 quarterly periods, as filed with the U.S. Securities and Exchange Commission and available at http://www.sec.gov. These risks include, but are not limited to the Company’s ability to: meet client demands; maintain billing and utilization rates and control costs; successfully implement its new North American

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financial system; significantly reduce selling, general and administrative expenses; minimize cost overruns relating to its services; meet expected near-term cash needs, and generate sufficient positive cash flow from operating activities, including to meet its obligations under its debentures (including the repurchase of $200.0 million of its debentures as early as April 2009) manage legal liabilities and damage to our professional reputation from claims made against our work; post cash collateral to support obligations under its credit facility or surety bonds if so required; obtain new surety bonds, letters of credit or bank guarantees in support of client engagements; file timely SEC periodic reports; and avoid potential delisting from the New York Stock Exchange.
Financial and Operational Notes
We believe that it is useful to monitor net revenue because it represents the actual amount paid by our clients for the services we provide, as opposed to services provided by others and ancillary costs and expenses. Net revenue is a non-GAAP financial measure. The most directly comparable financial measure in accordance with GAAP is revenue. Net revenue is derived by reducing the components of revenue that consist of other direct contract expenses, which are costs that are directly attributable to client engagements. These costs include items such as computer hardware and software, travel expenses for professional personnel and costs associated with subcontractors. Gross revenue for Q1 2008 is $830 million. Other direct contract expenses are $158 million. When other direct contact expenses are subtracted from gross revenue of $830 million, the result is $672 million, which is net revenue.
We believe that free cash flow is a useful measure because it allows better understanding and assessment of our ability to meet debt service requirements and the amount of recurring cash generated from operations after expenditures for fixed assets. Free cash flow does not represent our residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. We use free cash flow as a measure of recurring operating cash flow. Free cash flow is a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is net cash provided by operating activities. Free cash flow is calculated by subtracting purchases of property and equipment from cash provided by operating activities.
We believe that information regarding our new contract bookings provides useful trend information regarding how the volume of our new business changes over time. Comparing the amount of new contract bookings and revenue provides us with an additional measure of the short-term sustainability of revenue growth. Information regarding our new bookings should not be compared to, or substituted for, an analysis of our revenue over time. There are no third-party standards or requirements governing the calculation of bookings. New contract bookings are recorded using then existing currency exchange rates and are not subsequently adjusted for currency fluctuations. These amounts represent our estimate at contract signing of the net revenue expected over the term of that contract and involve estimates and judgments regarding new contracts as well as renewals, extensions and additions to existing contracts. Subsequent cancellations, extensions and other matters may affect the amount of bookings previously reported; however, we do not revise previously reported bookings. Bookings do not include potential revenue that could be earned from a client relationship as a result of future expansion of service offerings to that client, nor does it reflect option years under contracts that are subject to client discretion. We do not record unfunded U.S. Federal contracts as new contract bookings while appropriation approvals remain pending as there can be no assurances that these approvals will be forthcoming in the near future, if at all. Consequently, there can be significant differences between the time of contract signing and new contract booking recognition. Our level of bookings provides an indication of how our business is performing: a positive variance between bookings and

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revenue is indicative of business momentum, a negative variance is indicative of a business downturn. Nonetheless, we do not characterize our bookings, or our engagement contracts associated with new bookings, as backlog because our engagements generally can be cancelled or terminated on short notice or without notice.
Utilization represents the percentage of time our consultants are performing work, and is defined as total hours charged to client engagements or to non-chargeable client-relationship projects divided by total available hours for any specific time period, net of holiday and paid vacation hours.

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BEARINGPOINT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2008	2007
Revenue	$830,020	$866,252

Costs of service:
Professional compensation	453,697	474,609
Other direct contract expenses	158,277	195,877
Lease and facilities restructuring credits	(6,052)	(4,887)
Other costs of service	71,359	68,593

Total costs of service	677,281	734,192

Gross profit	152,739	132,060
Selling, general and administrative expenses	142,749	177,244

Operating income (loss)	9,990	(45,184)
Interest income	2,513	1,752
Interest expense	(16,069)	(10,869)
Other (expense) income, net	(2,331)	95

Loss before taxes	(5,897)	(54,206)
Income tax expense	17,292	7,500

Net loss	$(23,189)	$(61,706)

Loss per share — basic and diluted	$(0.10)	$(0.29)
Weighted average shares — basic and diluted	222,351,767	214,372,953

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BEARINGPOINT, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31,
	2008	December 31,
	(unaudited)	2007
ASSETS
Current assets:
Cash and cash equivalents	$409,460	$466,815
Restricted cash	3,943	1,703
Accounts receivable, net of allowances of $6,035 at March 31, 2008 and $5,980 at December 31, 2007	362,882	356,178
Unbilled revenue	348,707	319,132
Income tax receivable	12,846	8,869
Deferred income taxes	14,322	11,521
Prepaid expenses	33,628	36,500
Other current assets	43,931	38,122

Total current assets	1,229,719	1,238,840
Property and equipment, net	111,305	113,771
Goodwill	528,230	494,656
Deferred income taxes, less current portion	17,988	25,179
Other assets	117,796	108,958

Total assets	$2,005,038	$1,981,404

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of notes payable	$5,310	$3,700
Accounts payable	202,041	215,999
Accrued payroll and employee benefits	379,276	368,208
Deferred revenue	97,446	115,961
Income tax payable	41,095	58,304
Current portion of accrued lease and facilities charges	17,326	17,618
Deferred income taxes	13,336	15,022
Accrued legal settlements	23,860	8,716
Other current liabilities	110,007	108,364

Total current liabilities	889,697	911,892
Notes payable, less current portion	971,899	970,943
Accrued employee benefits	129,020	118,235
Accrued lease and facilities charges, less current portion	37,933	48,066
Deferred income taxes, less current portion	11,922	9,581
Income tax reserve	248,334	242,308
Other liabilities	148,041	149,668

Total liabilities	2,436,846	2,450,693

Commitments and contingencies (note 8)
Stockholders’ deficit:
Preferred stock, $.01 par value 10,000,000 shares authorized	—	—
Common stock, $.01 par value 1,000,000,000 shares authorized, 222,707,204 shares issued and 217,907,212 shares outstanding on March 31, 2008 and 219,890,126 shares issued and 215,156,077 shares outstanding on December 31, 2007	2,214	2,186
Additional paid-in capital	1,459,650	1,438,369
Accumulated deficit	(2,203,767)	(2,180,578)
Accumulated other comprehensive income	348,334	308,857
Treasury stock, at cost (4,799,992 shares on March 31, 2008 and 4,734,049 shares on December 31, 2007)	(38,239)	(38,123)

Total stockholders’ deficit	(431,808)	(469,289)

Total liabilities and stockholders’ deficit	$2,005,038	$1,981,404

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BEARINGPOINT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2008	2007
Cash flows from operating activities:

Net loss	$(23,189)	$(61,706)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for deferred income taxes	5,214	7,127
(Benefit) provision for doubtful accounts	(1,000)	1,352
Stock-based compensation	21,309	16,230

Depreciation and amortization of property and equipment	12,426	17,896
Lease and facilities restructuring credits	(6,052)	(4,887)
(Gain) loss on disposal and impairment of assets	(23)	106
Amortization of debt issuance costs and debt accretion	2,993	2,844
Other	3,342	(518)
Changes in assets and liabilities:
Accounts receivable	5,753	20,285
Unbilled revenue	(24,715)	(89,713)
Income tax receivable, prepaid expenses and other current assets	(4,682)	33,711
Other assets	(8,484)	(7,657)
Accounts payable	(17,140)	(43,781)
Income tax payable, accrued legal settlements and other current liabilities	(10,596)	(56,802)
Accrued payroll and employee benefits	1,396	37,854
Deferred revenue	(18,687)	(10,849)
Income tax reserve and other liabilities	(93)	1,662

Net cash used in operating activities	(62,228)	(136,846)

Cash flows from investing activities:
Purchases of property and equipment	(8,428)	(12,319)
Increase in restricted cash	(2,239)	(191)

Net cash used in investing activities	(10,667)	(12,510)

Cash flows from financing activities:
Proceeds from issuance of common stock	1	—
Treasury stock through net share delivery	(92)	—
Net proceeds from issuance of notes payable	2,141	—
Repayments of notes payable	(750)	(360)
Increase in book overdrafts	884	4,191

Net cash provided by financing activities	2,184	3,831

Effect of exchange rate changes on cash and cash equivalents	13,356	1,433

Net decrease in cash and cash equivalents	(57,355)	(144,092)
Cash and cash equivalents — beginning of period	466,815	389,571

Cash and cash equivalents — end of period	$409,460	$245,479

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	Three Months Ended
	March 31,
	2008	2007
Gross Profit
Public Services	$76,071	$71,005
Commercial Services	19,322	25,980
Financial Services	5,736	8,265
EMEA	40,065	41,869
Asia Pacific	24,918	13,996
Latin America	4,656	(2,786)
Corporate/Other	(18,029)	(26,269)

Total	$152,739	$132,060

	Three Months Ended
	March 31,
	2008	2007
Gross Profit as a % of revenue
Public Services	22.4%	19.6%
Commercial Services	17.2%	19.1%
Financial Services	11.6%	11.4%
EMEA	19.0%	22.2%
Asia Pacific	27.9%	16.8%
Latin America	16.8%	(12.5%)
Corporate/Other	n/m	n/m
Total	18.4%	15.2%